Exhibit 3.1

Entity #C1421-1997	In the office of Dean Heller
Document Number: 20050362696-89	Secretary of State
Date Filed: 8/30/2005 1:15:31 PM

Certificate of Amendment to Articles of Incorporation
For
Nevada Profit Corporation
(Pursuant to NRS 78.385 and 78.390 - After issuance of Stock)

1. Name of Corporation: Orbis Development, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Article I is being amended to change the name of the corporation to “Global Pari-mutuel Services, Inc.” A new Section D is being added to Article II to effect a one-for-five reverse split of the issued and outstanding stock of the corporation. The full text of the amendment is attached hereto as Exhibit A.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is 21,175,638 of 24,997,300

4. The effective date of filing (optional):
(must not be later than 90 days after the certificate is filed)

5. Officer Signature (required): /s/ James A. Egide

*If any proposed amendment would alter or change any preference of any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected. This form must be accompanied by appropriate fees. See attached fee schedule.

EXHIBIT A

(a)	Article I of the Articles of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation shall be: Global Pari-mutuel Services, Inc.

(b)	Article II of the Articles of Incorporation of the Corporation is hereby amended by adding a new Section D to read as follows:

D. Reverse Stock Split

1. Split Ratio. Every five (5) shares of the stock issued and outstanding, or issued and held by the Corporation, as of August 22, 2005 or earliest date thereafter that a combination of shares may be effected under applicable law (the "Change Time") shall be, on and as of the Change Time, combined into one (1) share of stock of the Corporation, par value $0.001 per share; provided, however, that the Corporation shall issue one whole share of stock in lieu of the issuance of fractional shares by the Corporation as provided in Subsection D(3) of this Article II below.

2. Exchange of Certificates. Each certificate representing shares of the stock of the Corporation which are issued and outstanding, or issued and held by the Corporation, immediately prior to the Change Time, shall thereafter for all purposes be deemed to represent one (1) share of the stock of the Corporation for every five (5) shares of the stock of the Corporation represented by such certificate; and each holder of record of shares of the stock of the Corporation as of the Change Time shall be entitled to receive, as soon as practicable, upon surrender of such certificate to the officer or agent having charge of the stock transfer books of the Corporation, a certificate or certificates representing one (1) share of the stock of the Corporation for each five (5) shares of the stock of the Corporation represented by the certificate of such holder immediately prior to the Change Time; provided, however, that if any holder of shares of the stock of the Corporation would otherwise be entitled to a fractional share, the Corporation will issue one whole share to such holder as provided in Subsection D(3) of this Article II below. The shares of the stock of the Corporation represented by certificates issued pursuant to this paragraph shall be validly issued, fully paid and nonassessable.

3. No Fractional Shares. No fractional shares or scrip certificates shall be issued to the holders of presently issued and outstanding shares of the stock of the Corporation. Rather, if any holder of shares of the stock of the Corporation would otherwise be entitled to a fractional share, the Corporation will issue one whole share to such holder.